      NATIONAL GRID USA AND SUBSIDIARIES
Statement of Consolidated Income
Twelve Months Ended March 31, 2000
(Unaudited)

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          (In Thousands)

Operating revenue     $ 2,709,560
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Operating expenses:
     Fuel for generation     13,293
     Purchased electric energy:
      Contract termination charges and
       nuclear unit shutdown costs     188,309
      Other     807,357
     Cost of sales, AllEnergy     475,716
     Other operation     516,174
     Maintenance     81,570
     Depreciation and amortization          205,171
     Taxes, other than income taxes     101,488
     Income taxes     93,723
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          Total operating expenses     2,482,801
               -----------
          Operating income     226,759

Other income:
     Allowance for equity funds used during construction     1,002
     Equity in income of generating companies     3,286
     Other income (expense), net     2,747
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          Operating and other income     233,794
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Interest:
     Interest on long-term debt     69,875
     Other interest     14,356
     Allowance for borrowed funds used during construction     (1,487)
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          Total interest     82,744
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Income after interest     151,050

Preferred dividends and net gain/loss on reacquisition
  of preferred stock     1,090
Minority interests     5,656
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          Net income      $   144,304
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Net income from continuing operations
  less applicable income taxes of $98,667     $   152,055
Net loss from discontinued operations of AllEnergy
  less applicable income tax benefit of ($4,944)     (7,751)
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          Net income     $   144,304
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Statement of Consolidated Retained Earnings

Retained earnings at beginning of period     $ 1,008,128
Net income     144,304
Dividends declared on common shares     (143,739)
Purchase accounting fair value adjustment     (1,006,522)
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Retained earnings at end of period     $     2,171
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